EXHIBIT 99.9

TERMINATION OF SHAREHOLDER RIGHTS AGREEMENT

This Termination of Shareholder Rights Agreement (this “Agreement”), dated as of September 28, 2012, is made by and among TGR Capital, LLC, a Florida limited liability company (“TGR”), MZ Capital LLC, a Delaware limited liability company (“MZ Delaware”), MZ Capital LLC, a Florida limited liability company (“MZ Florida”), Enerfund, LLC, a Florida limited liability company (“Enerfund”), Mike Zoi (“Zoi”), Mark Global Corporation, a company organized under the laws of the British Virgin Islands (“Mark Global”), Kenges Rakishev (“Rakishev”) and Net Element, Inc., a Delaware corporation (the “Company,” and, together with TGR, MZ Delaware, MZ Florida, Enerfund, Zoi, Mark Global and Rakishev, collectively, the “Parties,” and each a “Party”).

RECITALS

WHEREAS, each of the Parties entered into that certain Shareholder Rights Agreement, dated as of February 24, 2012 (the “Shareholder Rights Agreement”), among TGR, MZ Delaware, MZ Florida, Enerfund, Zoi, Mark Global, Rakishev and the Company; and

WHEREAS, each of the Parties desires to terminate the Shareholder Rights Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the Parties agrees as follows:

1. Immediately following the consummation of the transactions contemplated by that certain Agreement and Plan of Merger, dated as of June 12, 2012 (the “Merger Agreement”), between the Company and Cazador Acquisition Corporation Ltd., the Shareholder Rights Agreement shall automatically terminate and be of no further force or effect.

2. This Agreement and any related dispute shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflict of laws principles thereof. If the consummation of the transactions contemplated by the Merger Agreement does not occur by October 31, 2012, then this Agreement shall automatically terminate and shall be null and void ab initio.

3. This Agreement may be executed in several counterparts, and/or by the execution of counterpart signature pages that may be attached to one or more counterparts of this Agreement, and all so executed shall constitute one agreement binding on all of the Parties hereto, notwithstanding that all of the Parties hereto are not signatory to the original or the same counterpart. In addition, any counterpart signature page may be executed by any Party hereto wheresoever such Party is located, and may be delivered by telephone facsimile transmission or by any other means of electronic transmission (including by e-mail of PDF copies), and any such facsimile or electronically transmitted signature pages may be attached to one or more counterparts of this Agreement, and such facsimile or electronically transmitted signature(s) shall have the same force and effect, and be as binding, as if original signatures had been executed and delivered in person.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first above written.

NET ELEMENT, INC., a Delaware corporation

By:	/s/ Jonathan New
	Name:	Jonathan New
	Title:	CFO

MARK GLOBAL CORPORATION, a company organized under the laws of the British Virgin Islands

By:	/s/ Nurlan Abdouv
	Name:	Nurlan Abduov
	Title:	Director

TGR CAPITAL, LLC, a Florida limited liability company

By:	ENERFUND, LLC, its sole member

	By:	/s/ Mike Zoi
Mike Zoi, Managing Member

MIKE ZOI

ENERFUND, LLC, a Florida limited liability company

	By:	/s/ Mike Zoi
Mike Zoi, Managing Member

MZ CAPITAL, LLC, a Florida limited liability company

	By:	/s/ Mike Zoi
Mike Zoi, Managing Member

MZ CAPITAL, LLC, a Delaware limited liability company

	By:	/s/ Mike Zoi
Mike Zoi, Managing Member

/s/ Kenges Rakishev
KENGES RAKISHEV

[Signature page to Termination of Shareholder Rights Agreement]